EXHIBIT 1.01

Conflict Minerals Report of CSR plc in accordance with Rule 13p-1 under the Securities Exchange Act of 1934
This Conflict Minerals Report (this “Report”) has been prepared by CSR plc (“CSR”) for the reporting period January 1 to December 31, 2014 (the “Reporting Period”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and Item 1.01 of Form SD (collectively, the “Conflict Mineral Requirements”).
In August 2012, the Securities and Exchange Commission issued a final rule, implementing the disclosure requirements relating to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Conflict Mineral Requirements require disclosure of certain information when a company that files reports under the Exchange Act manufactures or contracts to manufacture products for which minerals specified in the Conflict Mineral Requirements that originated in Covered Countries (as listed below) are necessary to the functionality or production of such products.
The minerals specified in the Conflict Mineral Requirements are: gold, columbine-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten.  The “Covered Countries” are: the Democratic Republic of the Congo, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
1.	Overview of CSR
CSR is a “fabless” semiconductor company, meaning it designs and develops integrated circuits, together with associated hardware and software, and subcontracts to independent third parties (the “Semiconductor Manufacturers”) the manufacture of the integrated circuits which it sells to its clients.  CSR does not manufacture any products itself.
2.	CSR Products Covered by this Report
This Report relates to integrated circuits (the “Covered Products”) for which gold, tin, tantalum and tungsten (the “Covered Metals”) are necessary to the functionality of the Covered Products, which were contracted by CSR to be manufactured on its behalf and for which the manufacture was completed during the Reporting Period.  All of CSR’s integrated circuits are Covered Products for purposes of this Report.
3.	CSR’s Due Diligence Process
(a)	Reasonable Country of Origin Inquiry
CSR has conducted, in good faith, a reasonable country of origin inquiry (the “Inquiry”) regarding the Covered Metals.  The Inquiry was designed to determine whether any of the Covered Metals originated in the Covered Countries and whether any of the Covered Metals may be from recycled or scrap sources.  CSR also exercised due diligence on the source and chain of custody of the Covered Metals.  CSR’s due diligence exercise conforms to the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas:  Second Edition, including the related supplements covering gold, tin, tantalum and tungsten.

(b)	Supply Chain
CSR’s supply chain with respect to the Covered Products is complex.  There are a number of third parties in the supply chain between the original sourcing of raw materials used to manufacture Covered Products and the ultimate manufacture of the Covered Products by the Semiconductor Manufacturers.
CSR believes that the smelters and refiners of the raw materials used in its Covered Products, which may include Covered Metals, are best situated to identify the sources of Covered Metals, but CSR does not purchase Covered Metals directly from mines, smelters or refiners, rather the raw materials used in Covered Products, which may include Covered Metals, are sourced by Semiconductor Manufacturers from their own suppliers.  To the best of CSR’s knowledge, the Semiconductor Manufacturers themselves do not acquire Covered Metals directly from mines, smelters or refiners either.
Accordingly, CSR sought to identify the relevant smelters and refiners.  This process was guided by Reasonable Practices to Identify Sources of Conflict Minerals:  Practical Guidance for Downstream Companies.  This guidance can be found at http://www.conflictfreesourcing.org/media/docs/CFSI_DD_ReasonablePracticesforDownstreamCompanies_Aug2013.pdf
(c)	Due Diligence Process
CSR used the Conflict Free Sourcing Initiative (“CFSI”) Conflict Mineral Reporting Templates.  The initial requests for the Conflict Mineral Reporting Templates, which commenced in December 2012, included a covering letter, which was generated from the CFSI introduction letter template and explained the requirements and offered support, if required.
CSR received a completed response from each Semiconductor Manufacturer to the CFSI Conflict Mineral Reporting Template.  CSR performed a check of incoming information against a checklist.  Additional information was requested if there were omissions.  CSR received no information that suggested that any smelters or refiners used Covered Metals in its Covered Products which directly or indirectly financed or benefited armed groups in the Covered Countries.
CSR’s due diligence process was undertaken by the internal Product Compliance team.  Support was provided by the Supply Chain team to ensure all Semiconductor Manufacturers were identified.  The team was led by the Vice President, Quality and the Company Secretary.  Other team members included representation from the Corporate Internal Audit function and the Legal Department.
The most recent CSR CFSI Conflict Mineral Reporting Template prior to submission of this Report was prepared up to May 11, 2015.  The current template can be found at http://www.csrsupport.com/ConflictMineral.

Based on the information that was provided by the Semiconductor Manufacturers and otherwise obtained through its due diligence process, at May 11, 2015, CSR believes that, the facilities that were used to process Covered Metals contained in Covered Products were the following:
Tables of Conflict Mineral Processing Facilities

Table 1. CFSP- compliant processing facilities
Processing facilities and their locations reported in our supply chain that were validated as compliant according to the CFSP.

Metal	Smelter Facility Name	Smelter Facility Location: Country
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Xstrata Canada Corporation	CANADA
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Johnson Matthey Inc	UNITED STATES
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd	JAPAN
Gold	Valcambi SA	SWITZERLAND
Gold	The Perth Mint	AUSTRALIA
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN
Gold	Zhongjin Gold Corporation Limited	CHINA

Metal	Smelter Facility Name	Smelter Facility Location: Country
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba	KAZAKHSTAN
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	OMSA	BOLIVIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Refined Bangka TIN (RBT)	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah	INDONESIA
Tin	Thaisarco	THAILAND
Tin	Yunnan Tin Company, Ltd.	CHINA
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Metal	Smelter Facility Name	Smelter Facility Location: Country
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	VIETNAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd	CHINA

Table 2. CFSP- participating facilities
Processing facilities and their locations reported in our supply chain that have agreed to participate in the CFSP but have not yet completed the program.

Metal	Smelter Facility Name	Smelter Facility Location: Country
Gold	Asaka Riken Co Ltd	JAPAN
Gold	Yokohama Precious Metal Co., Ltd.	JAPAN
Tin	Liuzhou China Tin	CHINA
Tin	Fenix Metals	POLAND
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

4.	CFSP-non participating facility as of 11 May 2015.
Processing facilities and their locations reported in our supply chain that have not agreed to participate in the CFSP - None.

Beginning February 2013, CSR sought compliance from its Semiconductor Manufacturers with new requirements that are designed to further mitigate the risk that the necessary Covered Metals contained in Covered Products finance or benefit armed groups in the Covered Countries.

5.	Results of CSR’s Due Diligence Exercise
After conducting the due diligence exercise described above, CSR was unable to determine whether or not each of the Covered Products qualify as “DRC conflict free” as defined under the Conflict Mineral Requirements.  Accordingly, CSR has reasonably determined that each of the Covered Products is “DRC conflict undeterminable” as defined by the Conflict Mineral Requirements.
6.	Further Measures
In order to further mitigate the risk that the necessary Covered Metals contained in Covered Products finance or benefit armed groups in the Covered Countries, in March 2015, CSR distributed a further round of CFSI Conflict Mineral Reporting Templates to Semiconductor Manufacturers representing the top 99% (by purchase value) of such Semiconductor Manufacturers and to all other smaller Semiconductor Manufacturers that did not provide a satisfactory response to the 2014 inquiries. Further Semiconductor Manufacturer enquiries will be undertaken during 2015.
7.	Independent Private Sector Audit
This Report has not been subject to an independent private sector audit as allowed by Rule 13p-1 under the Exchange Act.